Exhibit 10.4.6

Part I

SHIP MANAGEMENT AGREEMENT

1.               Date of Agreement

October 6, 2005

2.               Owners (name, place of registered office and law of registry) (CI. 1)

Name

Rebecca Tanker Corporation

Place of registered office

Majuro, Marshall Islands

Law of registry

Marshall Islands

3.               Managers (name, place of registered office and law of registry) (CI. 1)

Name

Tanker Management Ltd.

Place of registered office

England

Law of registry

England

4.               Day and year of commencement of Agreement (CI. 2)

See Clause 2

5.               Crew management (state “yes” or “no” as agreed) (CI. 3.1)

Yes

6.               Technical Management (state “yes” or “no” as agreed) (CI. 3.2)

Yes

7.               Commercial Management (state “yes” or “no” as agreed) (CI. 3.3)

No.

8.               Insurance Arrangements (state “yes” or “no” as agreed) (CI. 3.4)

Yes

9.               Accounting Services (state “yes” or “no” as agreed) (CI. 3.5)

Yes, as per Clause 3.5 only

10.         Sale or purchase of the Vessel (state “yes” or “no” as agreed) (CI. 3.6)

No

11.         Provisions (state “yes” or “no” as agreed) (CI. 3.7)

Yes

12.         Bunkering (state “yes” or “no” as agreed) (CI. 3.8)

No

13.         Chartering Services Period (only to be filled in if “yes” stated in Box 7) (CI. 3.3(i))

N/A

14.         Owners’ Insurance

See Clause 6.3

15.         Annual Management Fee

See Clause 8.1

16.         Severance Costs (state maximum amount) (CI. 8.4(ii))

None

17.         Day and year of termination of Agreement (CI. 17)

See Clause 17

18.         Law and Arbitration

See Clause 19

19.         Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners (CI. 20)

Rebecca Tanker Corporation
26 New Street
St. Helier, Jersey JE 23R4
Channel Islands

20.         Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (CI. 20)

Tanker Management Ltd.
Quorum 4, Balliol Business Park East, Benton Lane,
Newcastle upon Tyne NE 12 8EZ England

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART I and PART II and Schedules 1, 2 and 3 attached hereto, shall be performed subject to the conditions contained herein.  In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II and Schedules 1, 2 and 3 to the extent of such conflict but no further.

Signature(s) (Owners)		Signature(s) (Managers)

REBECCA TANKER CORPORATION		TANKER MANAGEMENT LTD.

By:	/s/ Ole Jacob Diesen	By:	/s/ Ian Blackley
	Name: Ole Jacob Diesen		Name: Ian Blackley
Title: Chief Executive Officer		Title: Director

PART II
Ship Management Agreement

1.              Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

“Owners” means the party identified in Box 2.

“Managers” means the party identified in Box 3.

“Vessel” means the M/T Rebecca, IMO Number 9043031, build in March 1994 by Hyundai Heavy Industries Co., Ltd. in Ulsan, South Korea.

“Charter” means the time charter between the Owners and DHT Rebecca Aframax Corporation dated October 6, 2005 relating to the Vessel.

“Crew” means the Master, officers and ratings of the Vessel.

“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

 “Crew Insurances” means insurances against crew risks which shall include but not be limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.

“Management Services” means the services specified in subclauses 3.1 to 3.8 as indicated affirmatively in Boxes 5, 6, 8, 9 and 11.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

2.              Appointment of Managers

With effect from the day and year of delivery of the Vessel to the Owners pursuant to a Memorandum of Agreement between Owners and Third Aframax Tanker Corporation dated September 20, 2005 and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.

3.              Basis of Agreement

Subject to the terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners.  The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.

3.1                 Crew Management

(only applicable if agreed according to Box 5)

The Managers shall provide suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but is not limited to the following functions:

(i)                                                             selecting and engaging in Vessel’s Crew, including payroll arrangements, pension administration, and insurances for the Crew;

(ii)                                                          ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank qualification and certification of the Crew and employment regulations including Crew’s tax, social insurance, discipline and other requirements;

(iii)                                                       ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements.  In the absence of applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel;

(iv)                                                      ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v)                                                         arranging transportation of the Crew, including repatriation;

(vi)                                                      training of the Crew and supervising their efficiency;

(vii)                                                   conducting union negotiations;

(viii)                                                operating the Managers’ drug and alcohol policy unless otherwise agreed;

(ix)                                                        If the Owners complain of the conduct of any of the Crew, the Managers shall immediately investigate the complaint.  If the complaint proves to be well founded, Managers shall, without delay, make a change in the appointments and the Managers shall in any event communicate the result of their investigation to the Owners as soon as possible.

3.2                 Technical Management

(only applicable if agreed according to Box 6)

The Managers shall provide technical management which includes, but is not limited to, the following functions:

(i)                                                             provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;

(ii)                                                          arrangement and supervision of dry dockings, repairs, alterations and the upkeep of the Vessel necessary to ensure that the Vessel will comply with the requirements of the Charter, the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society;

(iii)                                                       arrangement of the supply of necessary stores, spares and lubricating oil and greases.  The level and time of the supply of such items shall be based on that which a prudent owner of a vessel of the age and characteristics of the Vessel (including but not limited its operating history, planned maintenance and known wear and tear) would arrange so as to minimize off-hire time and to undertake such maintenance as may safely be carried out at sea by the crew;

(iv)                                                      appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(v)                                                         development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see subclause 4.2);

(vi)                                                      ensuring that the Vessel receives at least two visits per year from one of the Managers’ technical superintendents; and.

(vii)                                                   arrangement of oil company vetting so as to comply with the Owner’s obligations under the Charter.

3.3                 Commercial Management

  N/A

3.4                 Insurance Arrangements

(only applicable if agreed according to Box 8)

The Managers shall arrange insurances in accordance with Clause 6 subject to the following:

Throughout the term of this Agreement, the Managers shall consult with the Owners prior to the time of each renewal of the Owners’ Insurances (as defined in Clause 6.1) and, unless the Owners obtain insurance coverage from other parties as set forth below in this Clause 3.4, the Managers shall secure coverage for the Owners’ Insurances for the Vessel at the Owners’ expense through the Managers’ insurance program on coverage amounts (except for hull and machinery insurance in which is subject to Clause 6.6 of this Agreement), terms and conditions that the Managers shall determine.  The Managers shall obtain insurance coverage for the Vessel through the Managers’ insurance program that is in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations.  If the Owners can demonstrate that the insurance coverage provided by the Managers is not in accordance with the preceding sentence and the Managers do not make the amendments necessary for such coverage to meet such standards, the Owners shall have the right to place the Owners’ Insurances through third parties, provided that (x) the terms and conditions of the Owners’ Insurances proposed by the Owners to be placed with third parties do not, in the reasonable opinion of the Managers, impose any additional cost or liability on the Managers under the Charter and (y) prior to placing the insurance through third parties, Owners shall agree to indemnify Managers for any additional cost or liability on the Managers under the Charter resulting from any such insurance placement .  If the Owners place any component policy of the Owners’ Insurances through third parties in accordance with the preceding sentence, the Managers shall have the right to terminate any other policy placed by it on behalf of the Owners, and (i) any unearned premium advanced by the Owners shall be refunded to the Owners and (ii) any premium due and any liability for calls for the period of coverage placed by the Managers shall remain for the account of the Owners until fully discharged.

The Managers shall arrange for the Owners’ Insurances to be in place as of the effective date of this Agreement and shall maintain the insurance cover existing immediately prior to such effective date at least until the discharge of the cargo from its then current voyage.

3.5                 Accounting Services

(only applicable if agreed according to Box 9)

The Managers shall maintain records relating to those expenditures incurred and monies received in the performance of the Management Services that are necessary for the settlement of accounts between the parties

3.6                 Sale or Purchase of the Vessel

 N/A.

3.7                 Provisions

(only applicable if agreed according to Box 11)

The Managers shall arrange for the supply of provisions.

3.8                 Bunkering

N/A.

4.              Managers’ Obligations

4.1                 The Managers undertake to use their best endeavours to provide the agreed Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice customary in the trade and at least equivalent to the standards followed with respect to other vessels for which the Managers provide Management Services, if any, and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.  Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

4.2                 Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

4.3                 The Management Services as such term is used herein includes the discharge on behalf of the Owners of the Owners’ technical and operational obligations to charterers pursuant to the Charter, a copy of which has been supplied to the Managers, including, but not limited to the Owners’ technical and operational obligations under Clauses 73A and 75 of such Charter.

4.4                 Managers shall maintain records of technical matters relating to the Vessel including maintenance, repairs and equipment replacement (“Technical Vessel Matters”).   Three months after commencement of the Management Services, or such other date as agreed to by the Managers and the Owners, and quarterly thereafter, the Managers shall issue a report to the Owners providing a summary of the Technical Vessel Matters carried out in the previous quarter.

5.              Owners’ Obligations

5.1                 The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

6.              Insurance Policies

For so long as the Managers continue to place the Owners’ Insurances (as defined below) on behalf of the Owners in accordance with Clause 3.4 of this Agreement, The Managers shall procure that:

6.1                 at the Owners’ expense, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be for:

(i)                                                             usual hull and machinery marine risks (including crew negligence) and excess liabilities,

(ii)                                                          protection and indemnity risks (including pollution risks and Crew Insurances), and

(iii)                                                       war risks (including protection and indemnity and crew risks)

in each case in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations (“the Owners’ Insurances”);

6.2                 all premiums and calls on the Owners’ Insurances are paid by their due date at Owners’ expense and deductibles up to the amount (per claim) of (i) $110,000 for hull and machinery marine risks insurance and (ii) $100,000 for claims under the “Running Down Clause” and the “Fixed and Floating Objects Clause” under the protection and indemnity risks insurance  and $15,000 for all other protection and indemnity claims shall be paid at the Managers’ expense.  In the event the level of deductibles set for a policy period are increased above the amounts set forth in the preceding sentence, whether by the action of the Owners, the Managers or the insurers, any such incremental increase shall be for the Owners’ account.  The Owners shall be liable for the allocated cost of any broker’s fee paid by the Managers as determined by the Mangers on a fair and equitable basis.

6.3                 the Owners’ Insurances name the Managers and, subject to underwriters’ agreement, any third party designated by the Managers as a joint assured, with full cover, with the Managers obtaining cover in respect of each of the Owners’ Insurances on terms whereby the Managers and any such third party are liable in respect of premiums or calls arising in connection with the Owners’ Insurances.

6.4                 written evidence is provided, to the reasonable satisfaction of the Owners, of Managers’ compliance with their obligations under Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

6.5                 loss of hire insurance is maintained in accordance with Clause 29.

6.6                 the Managers shall obtain hull and machinery insurance in accordance with Clause 6.1 based upon the sound market value as notified to the Managers by the Owners in writing prior to the effective date of this Agreement.  The Owners shall notify the Managers in writing if they reasonably require cover for a different value from time to time, which shall not exceed 120% of the sound market value of the Vessel.  The Owners alone shall be responsible for assessing and notifying the Managers of the necessary level of cover.

6.7            the Managers shall obtain a certificate of financial responsibility in accordance with the terms of the Charter, and any costs relating to such certificate shall be for the Owners’ account.

7.              Income Collected and Expenses Paid on Behalf of Owners

7.1                 All moneys collected by the Managers under the terms of this Agreement (other than moneys payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a separate bank account.

7.2                 All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) may be debited against the Owners in the account referred to under sub-clause 7.1 but shall in any event remain payable by the Owners to the Managers on demand.

8.              Management Fee

8.1                 The Owners shall pay to the Managers for their services as Managers under this Agreement a management fee as set forth in Clause 21 (the “Management Fee”).

8.2                 The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery.

8.3                 In the event of the appointment of the Managers being terminated by the Owners or the Managers in accordance with the provisions of Clauses 18 and 22 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of, in addition to any applicable Management Fee payments for the 90-day notice period set forth in Clause 22, a one-time additional fee of $45,000, which is to cover the Managers’ cancellation costs, shall be due and payable.

8.4                 Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Managers.

9.              Budgets and Management of Funds

N/A.

10.       Managers Right to Sub-Contract

The Managers shall not have the right to sub-contract any of their obligations hereunder without the prior written consent of the Owners which shall not be unreasonably withheld; provided however, that the Managers may (i) freely assign any obligations hereunder to any affiliate of the Managers at any time and (ii) utilize the services of third parties to fulfill the Managers’ obligations hereunder.  In the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

11.       Responsibilities

11.1                   Force Majeure - Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

11.2                   Liability to Owners - (i) Without prejudice to sub-clause 11.1, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence or wilful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case  (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result)  the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of $2 million.

(ii)  Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1

11.3                   Indemnity - Except to the extent and solely for the amount therein set out that the Managers would be liable under sub-clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

11.4                   “Himalaya” - It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be acting as agent or trustee on behalf and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

12.       Documentation

Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available, upon Owners’ request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Owners need in order to demonstrate compliance with the ISM Code and STCW 95 or to defend a claim against a third party.  The Owner shall make available, upon Managers’ request, all information, documentation and records required under any flag state law, regulation or international convention and to inform the Managers of any changes to those of the Owner’s details that that are required in the Vessel’s continuous synopsis record for the purposes of the ISPS Code .

13.       General Administration

13.1                   The Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties; provided, that the settlement of any claims relating to general average or total constructive loss must be done at the direction of the Owners with the Owners’ involvement in such settlements..

13.2                   The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.

13.3                   The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.

13.4                   The Owners shall arrange for the provision of any necessary guarantee bond or other security.

13.5                   Any costs reasonably incurred by Managers in carrying out its obligations according to Clause 13 in connection with matters entrusted to the Managers under this Agreement shall be reimbursed by the Owners.

13.6                   The Managers are authorized to receive sums payable by third parties to the Owners, including, but not limited to the proceeds of insurance subject to Clause 30, the settlement of claims and under any legal proceedings or arbitrations or any settlement of claims.  Where the event(s) which form the subject of such claims have caused the Managers expense under this Agreement, the Managers are entitled to retain all or part of such settlements equal to the amount expended by the Managers.

14.       Auditing

N/A

15.       Inspection of Vessel

The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary. The Owners and Managers agree to meet on a quarterly basis at the offices of the Managers to discuss the technical management of the Vessel.

16.       Compliance with Laws and Regulations

The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel’s flag, or of the places where she trades.

17.       Duration of the Agreement

This Agreement shall come into effect in accordance with Clause 2 and terminate in accordance with Clauses 18 and 22.

18.       Termination

18.1                   Owners’ default

(i)                                                             The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing if any moneys payable by the Owners under this Agreement shall not have been received in the Managers’ nominated account within ten running days of receipt by the Owners of the Managers’ written request or if the Vessel is repossessed by the Mortgagees.

(ii)                                                          If the Owners: proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible.  In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.2                   Managers’ Default

If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it as soon as practically possible.  In the event that the Managers fail to remedy it within a reasonable time to the satisfaction of the Owners, the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.3                   Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.

18.4                   For the purpose of sub-clause 8.3 hereof

(i)                                                             the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as Owners of the Vessel;

(ii)                                                          the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, comprised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

18.5                   This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

18.6                   The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

19.       Law and Arbitration

19.1                   This Agreement shall be construed and the relations between the parties determined in accordance with the laws of the State of New York, U.S.A.

19.2                   All disputes arising out of this Agreement shall be referred to arbitration in New York in accordance with the Rules of the Society of Marine Arbitrators, Inc., New York (SMA).  Any award of the arbitrator(s) shall be final and binding and not subject to appeal.

20.       Notices

20.1                   Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

20.2                   The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.

21.       MANAGEMENT FEE

During the first two years following the effective date of this Agreement as set forth in Clause 2, the Owners shall pay to the Managers for the Management Services under this Agreement a fixed daily management fee (the “Management Fee”), of $5,800 per day, or part of a day, payable monthly in advance based on the actual number of days in the applicable month.  The Management Fee shall increase by 2.5% per contract year thereafter for so long as this Agreement is in effect.  Unless otherwise expressly provided in this Agreement, the Management Fee shall constitute payment in full for all of the Management Services, (which expression, for the avoidance of doubt for these purposes, includes the cost of insurance deductibles pursuant to Clause 6.2 (but not insurance premiums or calls), drydocking (subject to Clause 28), repairs  (subject to Clauses 27 and 28) and the personnel and items supplied and arranged as part of the Management Services, including but not limited to the Crew, stores, spares and lubricating oil and their transportation).

22.       DURATION AND TERMINATION

The term of this Agreement shall begin at the time specified in Clause 2 and shall continue in force until the expiration of the Charter, unless terminated in accordance with Clause 18 of this Agreement; provided, however, that (i) the Managers shall have the right to terminate this Agreement upon 90 days, prior written notice to the Owners following the second anniversary of the effective date of this Agreement and (ii) the Owners shall have the right to terminate this Agreement upon 90 days prior written notice to the Managers at any time.

23.       COMMUNICATIONS

All communications under this Agreement shall be in the English language.

24.       ASSIGNMENT CLAUSE

The Owners may, upon giving notice to the Managers, assign all of their rights under this Agreement to any mortgagee of the Vessel provided that such assignment shall not otherwise prejudice any of the rights of the Managers under this Agreement.  The Managers shall acknowledge any assignment that complies with this Clause in such form as the mortgagee may reasonably request.

25.       THIRD PARTY RIGHTS

Except as stated in this Clause, the parties to this Agreement do not intend that any of the terms will be enforceable by any person not a party to it.  This clause shall not apply to companies in the same groups as either the Owners or the Managers or to crew or to employees, sub-contractors and agents of the Managers to whom Clause 11.4 “Himalaya” would apply but for this clause.

26.       INDEMNIFICATION

Notwithstanding anything to the contrary in this Agreement, but subject to Clause 11.2, the Managers shall indemnify the Owners against the consequences of any failure by Managers to comply with the requirements of this Agreement.  This indemnity shall include (without limitation) liabilities which the Owners may incur to the Charterers pursuant to the Charter  resulting from a failure of the Managers to perform their obligations under this Agreement.  The Managers’ liability under this indemnity in relation to environmental claims and such third party claims against the Vessel or the Owners that are included in the terms of the protection and indemnity insurance of the Vessel shall be limited to the terms of such protection and indemnity insurance.

27.       CHANGES AND/OR IMPROVEMENT NECESSARY FOR THE OPERATION OF THE VESSEL OR IMPOSED BY LEGISLATION, CLASS OR VETTING APPROVALS

In the event that any improvement, structural change or the installation of new equipment is imposed by (a) compulsory legislation, (b) class rules or (c) an oil company whose vetting approval is required pursuant to Clause 57 of the Charter, the Managers shall, at the expense of the Owners effect such improvement, structural change or installation.  The Owners shall reimburse the Managers for all costs arising under this clause no later than the fifth business day following notice from the Managers.  Owners shall not be liable for the cost of any improvement, structural change or installation that is requested by or made for the account of the Charterer or for which the Charterer is otherwise responsible.

In the event any improvement, structural change or the installation of new equipment is deemed necessary by the Managers but is not imposed or required pursuant to the first paragraph of this Clause 27, Managers shall have the right, at their own cost, to effect such improvement, structural change or installation, with the Owners consent which shall not be unreasonably withheld.

The Owners shall be notified in writing in advance by the Managers about any changes and/or improvements under this Clause 27.

Any change, improvement or installation made pursuant to this Clause 27 (other than any change or improvement to, or installation of, equipment that belongs to the Managers or a third party) shall be the property of Owners.

28.       REIMBURSEMENT OF DRYDOCKING EXPENSES; UNANTICIPATED REPAIRS

Such portion of the Management Fee under this Agreement set forth on Schedule 1 hereto (the “Drydock Fee Component”) is deemed to be attributed to the cost of the drydockings scheduled to be performed on the Vessel during the term of this Agreement (each an “Anticipated Drydocking”).  Schedule 2 attached hereto sets forth the dates of the Anticipated Drydocking and the associated drydocking costs agreed to by the Managers and the Owners (the “Agreed Drydocking Cost”).  Throughout the term of the Agreement, the Managers shall maintain the balance of a notional account (the “Drydock Account”) which (a) shall be credited in an amount equal to the applicable Drydock Fee Component at the time of each monthly payment of the Management Fee and (b) shall be debited in an amount equal to the Agreed Drydocking Cost at the time any Anticipated Drydocking is completed (regardless of whether the drydock costs actually incurred by the Managers are in fact less than or greater than the Agreed Drydocking Cost).  The Managers are not required to physically maintain the Drydock Account in a bank account, nor provide for any interest thereon.

Upon the termination of this Agreement by either party, (i) to the extent the Drydock has a credit balance, the Managers shall pay to the Owners an amount equal to such credit balance, and (ii) to the extent the Drydock Account has a debit balance, the Owners shall pay to the Managers an amount equal to such debit balance.

In the event any repairs to the Vessel are required to be made following the initial  Anticipated Drydocking that are reasonably unanticipated by the Managers and not due to the fair wear and tear of the Vessel or its components and are not fully covered by hull and machinery insurance or warranty, the cost attributable to such repairs in excess of such insurance coverage and deductibles which may occur at a subsequent Anticipated Drydocking or otherwise (in excess of any applicable insurance or warranty payments) shall be for the account of the Owner.

29.       LOSS OF HIRE INSURANCE

The Managers shall procure, at the Owners’ expense, loss of hire insurance on behalf of Owners on terms and conditions as requested by the Owners subject to the availability of such coverage on commercially reasonable terms. The Managers shall not be responsible for any deductible payments with respect to such loss of hire insurance.  The Managers shall arrange for loss of hire insurance, with a deductible of 14 days and maximum coverage of 120 days, to be in place as of the effective date of this Agreement.

30.       PROCEEDS OF INSURANCES

The Managers shall procure, with the Owners’ cooperation where required, that loss payable clauses are attached to the various policies of insurance over the Vessel so as to direct the proceeds of insurance as follows:

a)  In the event of actual or constructive total loss of the Vessel, the hull and machinery insurance proceeds shall be paid by the insurer directly to the Owners or their assignees;

b)  In the event of damage or partial loss to the Vessel, the hull and machinery insurance proceeds shall be paid by the insurer directly to the Managers or their assignees to be held and utilized in accordance with Clause 7.

31.       LUBRICATING OILS AND GREASES AND OTHER ITEMS BELONGING TO THE MANAGERS

Unused lubricating oils and greases and the items set forth on Schedule 3 to this Agreement on board the Vessel at the time of delivery to the Owners and commencement of the Management Services under this Agreement are the property of the Managers.  The Managers will provide lubricating oils and greases while this Agreement is in force pursuant to Clause 3.2 (iii).  Upon termination of this Agreement for any reason, the Owners shall pay the Managers for the cost price of unused/unbroached lubricating oils and greases in sealed drums and in storage tanks and Managers shall remove the items set forth on Schedule 3 and any other items that it owns or leases at Managers’ expense.

32.       ISPS CODE

The Managers shall perform the duties of the “Company” as required by the ISPS Code.  The Managers shall also perform the Owners’  obligations and benefit from the Owner’s rights under the BIMCO ISPS Code Time Charter Party Clause in the charterparty referred to in Clause 22 of this Agreement.  The Managers shall be entitled to retain any sums received or recovered from charterers or from any other party in relation to ISPS Code actions and duties.  If the Managers incur expenditure as a result of complying with the ISPS Code or making prudent security precautions that does not fall to be apportioned or is not recoverable from sub-charterers pursuant to the BIMCO ISPS Code Time Charter Party Clause, the Owners shall indemnify the Managers for such expenditure as invoiced to the Owners with full supporting documentation.

SCHEDULE 1

M/T Rebecca – Management Fee and Drydock Fee Component

CHARTER YEAR	COMMENCING	ENDING	MANAGEMENT FEE	DRYDOCK FEE COMPONENT
	(0001 GMT)	(2400 GMT)
1	October 17, 2005	October 16, 2006	USD 5,800 per day	USD 700 per day
2	October 17, 2006	October 16, 2007	USD 5,800 per day	USD 700 per day
3	October 17, 2007	October 16, 2008	USD 5,945 per day	USD 718 per day
4	October 17, 2008	October 16, 2009	USD 6,094 per day	USD 735 per day
5	October 17, 2009	October 16, 2010	USD 6,246 per day	USD 754 per day

OPTION YEAR	COMMENCING	ENDING	MANAGEMENT FEE	TIME CHARTER RATE
	(0001 GMT)	(2400 GMT)
1	October 17, 2010	October 16, 2011	USD 6,402 per day	USD 773 per day
2	October 17, 2011	October 16, 2012	USD 6,562 per day	USD 792 per day
3	October 17, 2012	October 16, 2013	USD 6,726 per day	USD 812 per day
4	October 17, 2013	October 16, 2014	USD 6,894 per day	USD 832 per day
5	October 17, 2014	October 16, 2015	USD 7,067 per day	USD 853 per day

SCHEDULE 2

M/T Rebecca – Estimated Date of Anticipated Drydocking

and Agreed Drydocking Cost

ESTIMATED DATE OF ANTICIPATED DRYDOCKING	AGREED DRYDOCKING COST
3q 2006	$120,000
1q 2009	$1,050,000
3q 2011	$715,000
1q 2014	$790,000

SCHEDULE 3

The following items that are on board the Vessel as of the effective date of this Agreement are and will remain the property of the Managers.  These items may remain on board at the sole discretion of and for the use and convenience of the Managers and may be removed at any time after the effective date of this Agreement at the expense of the Managers.

1.               Bunkers (IFO and MDO/MGO)

2.               Victualling (provisions)

3.               All onboard log books up to the time and date of delivery for deck, engine and radio

4.               Seller’s company forms, documents / stationery and all correspondence and company manuals

5.               All ISPS, ISM and quality documentation and correspondence

6.               Vessel’s Rydex communications e-mail system and server

7.               Training video library, books

8.               Oxygen / acetylene / freon / nitrogen / argon cylinders / bottles

9.               Crew/officers library / walport videos

10.         Master’s slopchest/bonded stores; personal effects of master, officers and crew

11.         Personal hand-held computers

12.         Personal cell phones

13.         Contents of master’s safe

14.         Arms / ammunition

15.         Works of art, originals, copies, prints, statues

16.         Safety clothing / hats or other shirts/hats with OSG logo

17.         Certificates/documents to be returned to authorities

18.         Seagull training software

19.         All Seller’s non-class computer software and server

20.         Chartco digital chart updates system software

21.         Any rented or leased or third party’s equipment